Exhibit 10.8

August 11, 2021

Dear Segun Odunuga,

Re:      Offer of Employment with McEwen Mining Inc.

I am pleased to offer you a position with McEwen Mining Inc. (“McEwen” or the “Company”), in the capacity of Vice President, Corporate Controller.

Please see attached Schedule “A” for the terms and conditions of the Company’s offer of employment. Your new position responsibilities are described in the Role Description attached as Schedule “B”.

In the course of your employment, you will have a need to know or otherwise become aware of confidential, proprietary and non-public information about McEwen. Accordingly, this offer of employment is conditional upon successful completion of reference checks and you also executing and returning to McEwen, and at all times adhering to, the Confidentiality and Intellectual Property Agreement attached as Schedule “C”.

Should you wish to accept the offer of employment outlined in this letter and the schedules attached hereto (collectively, the “Agreement”), please initial and sign where indicated below and return signed copies of the Agreement to Barbara Dorrington at bdorrington@mcewenmining.com by no later than 5.00 p.m. on August 20, 2021 after which time this offer of employment will automatically expire.

Segun, we look forward to your acceptance of this position as Vice President, Corporate Controller and to a successful employment relationship.

Sincerely yours,

McEwen Mining Inc.

/s/ Anna Ladd-Kruger

Anna Ladd-Kruger

Chief Financial Officer

Employee Acceptance

I have read, understood and had a reasonable opportunity to obtain independent legal advice regarding this Agreement prior to signing this Agreement. I voluntarily accept the terms and conditions of this Agreement as consituting a binding employment agreement between me and the Company.

/s/ Segun Odunuga	Date:	August 17, 2021
Segun Odunuga

SCHEDULE “A”

MCEWEN MINING INC.

Terms and Conditions of Employment

Capitalized terms used but not defined in this Schedule “A” have the meaning ascribed to them in the letter to which this Schedule “A” is attached.

Title
Reporting Relationship	Anna Ladd-Kruger, Chief Financial Officer
Start Date and Term	Employment will commence on September 7, 2021, or as otherwise mutually agreed to by the parties in writing (the “Start Date”) for an indefinite term.
Reporting Location	Toronto Corporate Office
Status	Full Time
Responsibilities

Your job responsibilities are described in Schedule “B” to this Agreement. Your role, responsibilites and line of reporting may be adjusted from time to time to meet the business needs of McEwen.

While employed by the Company, you agree to work on a full-time basis exclusively for the Company and that you shall not, while you are employed by the Company, be employed or engaged in any other capacity (and in particular, in promoting, undertaking or carrying on any other business that competes with the Company or interferes or could reasonably interfere with your duties to the Company) without the Company’s prior written permission. Any violation of this provision shall be considered a contravention of the Company’s Code of Business Conduct and may constitute a conflict of interest..

Base Salary	$225,000.00 per annum paid on a bi-weekly basis by way of direct deposit. Base salaries are reviewed annually.
Stock Options

You shall receive an initial grant of 50,000 Stock Options which shall be governed in accordance with the terms of the Company’s Equity Incentive Plan and the applicable Grant Agreement.

You shall also be eligible to participate in such other equity plans as are established in the sole discretion of the Board of Directors of the Company (the “Board”) and in accordance with any applicable plan terms.

Short Term Incentive Plan - Bonus

You will be eligible to participate in the Company’s bonus plan and earn a bonus of up to 35% of your annual base salary, subject to attainment of business and personal objectives and in accordance with the Company’s bonus policy, as may be amended from time to time subject to the approval of the Compensation Committee and the Board. You must be in active employment in order to be eligible to receive such bonus. Except as otherwise required by the Ontario Employment Standards Act, 2000, as amended (the “ESA”), “active employment” will cease on the day you give or receive notice of termination of employment and will not include any period of notice, pay in lieu of notice or severance pay that may follow pursuant to this Agreement, the ESA or the common law (if applicable), regardless of whether the termination of your employment was lawful or unlawful. Payment of a bonus in one year is no guarantee of a bonus in any future year.

EMPLOYEE INITIALS ______

Vacation

You will be entitled to four (4) weeks of vacation annually accrued monthly to be taken at a time or times as determined or agreeable to the Company having due regard to its operations (with such entitlement pro-rated for any partial year of employment). Vacation use and scheduling are subject to the terms of the Company’s Vacation Policy.

Benefits

You shall be eligible to participate in all benefit plans of Company as may be made available to employees of Company from time to time in accordance with applicable plans and/or insurance contracts. You will receive complete details of all benefits plans as part of your orientation.

Travel

You may be required as part of your role to travel to our site operations as business are required.You agree that risks associated with such travel have been described to you as part of the hiring process and that you voluntarily assume those risks. The Company will continue to provide you with ongoing and reasonable information as it relates to such risks.

Expenses	You shall be reimbursed for any business expenses that are incurred in the course of performing your duties in accordance with the Company’s expense policy.
Policies and Standards

The Company has established a variety of policies and standards, which shall form part of your employment terms with the Company, including the Code of Business Conduct and Ethics, Global Anti-Corruption, Anti-Harassment and the Expense Reimbursement Policy. You agree to be bound by these policies and standards, as amended or otherwise introduced from time to time at the sole discretion of the Company. You agree that you have no reasonable expectation of privacy while using Company IT resources, including its IT networks or property (such as computers, cellular telephones, etc.).

Non Solicitation

You shall not, while employed by the Company and for 18 months following the termination of your employment with the Company for any reason, directly or indirectly, on your behalf or on behalf or in connection with another person or entity, recruit, attempt to recruit or directly or indirectly participate in the recruitment of, any person who is engaged as an employee or contractor of the Company as of the date of termination of your employment or during the 12-month period preceding such date and who remains so engaged at the time of the recruitment or attempted recruitment.

You agree that irreparable harm will be suffered by the Company in the event of your breach or threatened breach of your obligations under this Agreement, and that the Company will be entitled to seek, in addition to any other rights and remedies that it may have at law or equity, a temporary or permanent injunction restraining you from engaging in or continuing any such breach hereof. Any claims asserted by you against the Company shall not constitute a defence in any injunction action, application or motion brought against you by the Company.

EMPLOYEE INITIALS ______

Non Disparagement	You agree that during your employment and thereafter, you shall not comment in any adverse fashion on the Company, its directors or officers, employees or agents.
No Obligations to Third Parties

You hereby represent and warrant to the Company that you are not party to any written or oral agreement with any third party that would restrict your ability to enter into this Agreement or Schedule “C” (the Confidentiality and Intellectual Property Agreement) or to perform your obligations hereunder and that you will not, by joining Company, breach any non-disclosure, intellectual property rights, non-competition, non-solicitation or other covenant in favour of any third party.

Changes to Duties and/or Compensation

If your duties, reporting lines, or compensation should change during the course of your employment with the Company, the validity of this Agreement, including the section regarding “Termination by You With Notice”, “Termination by the Company For Just Cause” and “Termination by the Company Without Just Cause” will not be affected.

Termination by You With Notice

You may terminate your employment under this Agreement by providing the Company with 30 days’ advance written notice. Subject to any requirements under the ESA, the Company may waive all or part of such notice period or change your assignment or place of work (within reason) during such notice period, and you agree that it shall not constitute a constructive dismissal.

Termination by the Company For Just Cause

The Company may terminate your employment without notice at any time for just cause.Just cause may include: (a) your willful neglect of your duties as described in Schedule “B”, as may be amended by the Company from time to time; (b) your willful engagement in misconduct which is injurious to the Company, other than business decisions made in good faith; (c) the willful violation by you of the provisions of this Agreement or any material policy, including the Code of Business Conduct and Ethics, Global Anti-Corruption, Anti-Harassment and Expense Reimbursement Policy; (d) dishonesty; (e) you being found guilty of an offence under criminal or quasi criminal legislation that has a reasonably drawn nexus to the workplace which in the Company’s sole determination caused or could cause damage to its reputation; or (f) engaging in a conflict of interest. In the event of a termination under this section, the Company shall provide you with any accrued and unpaid base salary and vacation pay and reimbursement for any outstanding business expenses (the “Accrued Entitlements”). You will not be entitled to any notice of termination or pay in lieu of notice, unless required by the ESA, in which case you will be entitled to only the minimum period of notice or pay and benefits continuation in lieu of notice and severance pay (if any) required by the ESA.

Termination by the Company Without Just Cause

The Company may terminate your employment at any time without just cause by providing you with the Accrued Entitlements and only the greater of:

(a)
three (3) weeks’ notice of termination or base salary in lieu of notice,plus one (1) additional weeks’ notice or base salary in lieu of notice for every completed year of employment following the first anniversary of the Start Date, to a maximum of 12 weeks’ notice or base salary in lieu of notice (eg.,2 completed years of service would result in 4 weeks’ notice or base salary in lieu of notice; 3 completed years of service would result in 5 weeks’ notice or base salary in lieu of notice), plus the minimum severance pay,if any, owed to you under the ESA; and

(b)
your minimum entitlement to notice of termination or pay in lieu of notice and severance pay, if application, as required under the ESA.

EMPLOYEE INITIALS ______

In either case of (a) or (b) in this Section, your benefits coverage shall be continued for the minimum period required under the ESA. For certainty, any such payments contemplated in this Section shall be inclusive of the notice of termination, pay in lieu of such notice, and severance pay (if any) owing to you under the ESA.

Change of Contro

A “Change of Control” means any of the following:

(a)
a change in the direct or indirect ownership of, or control or direction over, voting securities of the Company, as a result of which, a person, or a group of persons, acting jointly or in concert, is in a position to exercise effective control over the Company for the first time;
(b)
an amalgamation, arrangement, merger, reorganization, or consolidation or other similar event that shifts voting control of the Company or any successor entity to persons other than the persons who had voting control immediately prior to the event;
(c)
a change in the composition of the Board which occurs at a single meeting of the shareholders of the Company or upon the execution of a shareholder’s resolution, such that individuals who are members of the Board immediately prior to such meeting or resolution cease to constitute a majority on the Board constituted immediately prior to such meeting or resolution, without the Board having approved of such change; and
(d)
the sale, lease , transfer, or other disposition of all or substantially all of the Company’s assets.

For the sake of clarity, a Change of Control will not be deemed to have occurred where the current shareholders take the company private, or where one shareholder sells their ownership stake to another existing shareholder.For greater certainty, financing transactions completed in the ordinary course of business do not constitute a change of control.

In the event that the Company terminates your employment without just cause within 6 months following a Change of Control, then in lieu of the entitlements set out above in the Section entitled “Termination by the Company Without just Cause,” the Company will provide you with the Accrued Entitlements and only the greater of:

(a)
a lump-sum payment equal to 6 month’s base salary; and
(b)
your minimum entitlement to notice of termination or pay in lieu of notice severance pay, if applicable, as required under the ESA.

In addition, (1) your benefits coverage shall be continued for the minimum period required under the ESA, and (2) any vested stock options you may have as of the date you receive notice of termination must be exercised within 3 months of the date of termination. For certainty, any such payments contemplated in this Section shall be inclusive of the notice of termination, pay in lieu of such notice, and severance pay (if any) owing to you under the ESA.

EMPLOYEE INITIALS ______

Release of Claims

You agree to accept the termination entitlements as outlined herein in full satisfaction of all claims you have or may have against the Company arising out of your resignation or termination, including any claim to notice of termination, pay in lieu of notice and severance pay under the ESA and any further claims under statute, contract and common law. No further notice or payment of any kind whatsoever will be provided except as required by the ESA.

You further agree that any termination payment or other benefit or entitlement referenced herein that exceeds your entitlements under the ESA shall be conditional upon you first executing and returning, within five (5) days of the date the Company provides you with notice of termination, a release in the form attached as Schedule “D”. If you do not sign and return the release by that deadline, you shall be provided with only your minimum entitlements under the ESA, and this shall be your maximum entitlement under the ESA, contract or common law.

The termination provisions outlined herein will continue to apply regardless of any changes to the terms and conditions of your employment, but not limited to promotions and transfers, unless you and the Company mutually agree otherwise in writing.

Compliance with Ontario Legislation

Nothing in this Agreement is intended to conflict with the ESA. In the event of a conflict between any provision or language in this Agreement and the minimum standards prescribed by the ESA, the minimum standards prescribed by the ESA shall govern.You agree that you have received a copy of the ESA Poster. The Company provides accommodations for employees with disabilities. If you require a specific accommodation because of a disability or medical need, please contact Barbara Dorrington, Director Human Resources by e-mail at bdorrington@mcewenmining.com before the Start Date so that, subject to measures constituting undue hardship, the appropriate accommodations can be in place before you begin work.

Paid Administrative Leave

You agree that the Company may place you on a paid administrative leave, in which case you shall not perform your regular duties, nor attend the Company’s premises, provided that the Company continues to provide your base salary and benefits during the leave and advises you of the reason for such leave. During any period you are placed on paid administrative leave, you must observe all obligations of employment and this Agreement (which are not inconsistent with any direction given). You must also observe all contractual and common law duties owed to the Company during such period.

EMPLOYEE INITIALS ______

Layoff	You agree that the Company has a right to temporarily lay you off from employment as per the provisions of the ESA.
Deductions and Withholdings	Any payments made to Employee under this Agreement shall be subject to applicable deductions and statutory withholdings.
Severability

If any court of competent jurisdiction renders any provision or section of this Agreement unenforceable, such unenforceability shall not affect the enforceability of any other provision or section of this Agreement.

Entire Agreement	This Agreement, inclusive of the Schedules, supersedes any and all other agreements, whether oral or in writing, between the parties with respect to your employment with the Company.
Governing Law	This Agreement is governed by the laws of the Province of Ontario and you agree to the non-exclusive jurisdiction of the courts and tribunals of the Province of Ontario in relation to this Agreement.
Currency	Unless otherwise specified, all currency in this Agreement shall be in CAD.
Confidentiality and Intellectual Property	This Agreement is conditional upon you agreeing to and abiding by the “Confidentiality and Intellectual Property Agreement” attached hereto as Schedule “C.”
Legal Advice

If you are uncertain about the contents this Agreement, you should seek independent legal advice. You acknowledge and agree that the Company has provided you with a reasonable opportunity to obtain independent legal advice prior to signing this Agreement.

EMPLOYEE INITIALS ______

SCHEDULE “B”

Role Description
Reporting Relationships
Reports to: Chief Financial Officer (CFO)	Location: Toronto corporate office.
Objective of the Role

Reporting directly to the CFO, the Vice President, Corporate Controller will be a technically strong financial executive, with proven experience in global financial reporting with solid technical experience in US GAAP. The responsibilities are varied with an emphasis on reporting, controls and analysis.

Key Responsibilities include but limited to:
●
The Vice President, Corporate Controller will collaborate with the Chief Financial Officer, the corporate finance leadership team, and site finance personnel at McEwen’s operations in Canada, USA, Mexico and Argentina, to ensure ongoing improvements in external and internal financial and operational controls, systems and reporting;
●
Direct reports: Manager, Tax; Manager, Internal Controls (dotted line); Manager, Financial Reporting; Manager;
●
There are key relationships with the Director of Operations Finance, the Global Systems Manager, and Site Management;
●
A key leader within the McEwen finance team, the position will be responsible for treasury functions, debt compliance reporting, payroll, global risk management, global tax & insurance programs and accountability for all external financial reporting including SOX compliance, external auditor liaison and will be an integral part of business system implementation & continous automation of financial systems and processes;
●
Assist in establishing internal controls program leading eventually to a robust and functioning Internal Audit function in 1 to 2 years’ time;
●
Leadership and mentoring of a young group of professionals is critical.

Relationships
Internal:	External:
Executives, managers and employees at the corporate office and sites	Consultants, auditors, regulatory authorities, lenders
Scope of Responsibility & Complexity
Qualifications & Skill Requirements
●
Undergraduate degree in buisness, economics, accounting or related field is highly desired
●
10+ years of experience, including prior experience in the Mining industry
●
Canada Chartered Accountant and or US CPA designation
●
Strong financial reporting experience for inter listed mining companies (TSX and NYSE)
●
Must have experience in external and internal financial and operational controls and reporting, treasury management, payroll, global tax & insurance planning and accountability for all external financial reporting including SOX compliance

EMPLOYEE INITIALS ______

● ● ●
●
Experience with process and change management: drive improvement in daily accounting operations, systems and procedures & contract review & negotiations
●
Leadership, influencing and communication skills are a key factor, you will have an ability to work cross-functionally, and with senior management and executive staff and will also work with outside parties (auditors, tax, board members)
●
Must be able to develop, coach and mentor financial team
●
Able to support the CFO in numerous initiatives around fund raising, potential M&A transactions.

EMPLOYEE INITIALS ______

SCHEDULE “C”

Confidentiality and Intellectual Property Agreement

In consideration of employment with McEwen Mining Inc. (the “Company”), and for other payments and benefits provided, the sufficiency of which is acknowledged, Segun Odunuga (the “Employee”) agrees, and covenants as follows:

1.

Employment with the Company will give the Employee access to intellectual and confidential information belonging to the Company, its customers, its suppliers and others (the confidential information is collectively referred to in this Agreement as “Confidential Information”). Confidential Information includes records, data, materials and information and copies thereof and all information relating to any properties, procedures, suppliers, services, personnel, policies and practice, cost and expense structure, business, prospects and business/organizational opportunities and plans of the Company and all financial information and other information or disclosure relating to the business and affairs of the Company. Confidential Information does not include information that at the time it was received was in the public domain, was disclosed to the Employee through no fault of the Employee, was legitimately known to Employee prior to disclosure, or is required by law to be disclosed.

2.

The Employee covenants and agrees that the Company shall solely and exclusively own all right, title and interest in, and to, all “Intellectual Property”, which is defined as follows: all intellectual and industrial property and rights therein, whether or not registered or registrable, and all registrations, applications, divisional, extensions, and reissues therefor, including without limitation all works in which copyright subsists or may subsist, derivative works, computer software, moral rights, designs, industrial designs, Confidential Information, as defined above, trademarks and trade names including all goodwill associated therewith, patents, discoveries, improvements, inventions and integrated circuit topographies, specifically developed, created, produced or contributed to by the Employee at any time, pursuant to this Agreement. The Employee hereby assigns all Intellectual Property to the Company. The Employee further agrees to sign and deliver to the Company all documents the Company may reasonably require to confirm or evidence such assignment and the Company’s ownership of the Intellectual Property, when and as requested by the Company. The Employee agrees to waive, and hereby waives, any and all moral rights or rights of a similar nature which the Employee has or in the future may have (including in Intellectual Property which may come into existence after the date of this Agreement) in each jurisdiction throughout the world, to the extent that such rights may be waived in each respective jurisdiction. The Employee further agrees to sign and deliver to the Company all documents the Company may reasonably require to confirm or evidence such waiver of the moral rights, when and as requested by the Company. For clarity, the Employee acknowledges that the Company and its affiliates and licensees have the unlimited right to use (or not to use) the Intellectual Property and all elements thereof, including the right to edit, change, distort, transpose and otherwise modify the Intellectual Property in any manner and to use the Intellectual Property higin association with any and all goods, services, products and institutions and the Employee shall waive and hereby waives any right to receive authorship or ownership credit in connection with any use of the Intellectual Property or elements thereof.

EMPLOYEE INITIALS ______

3.

The Employee shall, during and after employment, keep all Confidential Information and Proprietary Property confidential and shall not use any of it except for the purpose of carrying out authorized activities on behalf of the Company. The Employee covenants and agrees not to make any unauthorized use whatsoever of or to bring onto the Company’s premises for the purpose of making any unauthorized use whatsoever of any trade secrets, confidential information or intellectual property of any third party, including without limitation any trade-marks or copyrighted materials, during the course of employment. The Employee agrees and represents that employment and the execution of this Agreement do not and will not breach any agreement to which the Employee is currently a party or which currently applies to the Employee.

4.

The Employee agrees that the Employee will, if requested from time to time by the Company, execute such further reasonable agreements as to confidentiality and intellectual property rights as the Company’s customers or suppliers reasonably required to protect Confidential Information or Intellectual Property.

5.

Regardless of any changes in position, salary or otherwise, including, without limitation, termination of the Engagement, unless otherwise stipulated pursuant to the terms hereof, the Employee will continue to be subject to each of the terms and conditions of this Agreement and any other(s) executed pursuant to the preceding paragraph.

6.

The Employee acknowledges that the services provided by the Employee to the Company are unique. The Employee further agrees that irreparable harm will be suffered by the Company in the event of the Employee’s breach or threatened breach of any of their obligations under this Agreement, and that the Company will be entitled to seek, in addition to any other rights and remedies that it may have at law or equity, a temporary or permanent injunction restraining the Employee from engaging in or continuing any such breach hereof. Any claims asserted by the Employee against the Company shall not constitute a defence in any injunction action, application or motion brought against the Employee by the Company.

7.	This Agreement is governed by the laws of the Province of Ontario and the Employee agrees to the non-exclusive jurisdiction of the courts of the Province of Ontario in relation to this Agreement.
8.

If any court of competent jurisdiction renders any provision or section of this Agreement unenforceable, such unenforceability shall not affect the enforceability of any other provision or section of this Agreement.

EMPLOYEE INITIALS ______

IN WITNESS WHEREOF this Agreement has been executed as of the 17 day of DATE August, 2021.

SIGNED, SEALED AND DELIVERED	)
In the presence of:	)	/s/ Segun Odunuga
	)	Segun Odunuga
/s/ Sade Odunuga	)
Witness	)

EMPLOYEE INITIALS ______

SCHEDULE “D”

Acceptance and Release

l, Segun Odunuga, have read, understand and, after having obtained independent legal advice, voluntarily accept the terms and conditions outlined in the letter from McEwen Mining Inc. (the “Company”) to me dated August 16, 2021 (the “Letter”) in full and final settlement and release of any and all claims I may have, statutory or otherwise, against the Company and its successors, assigns and any related or affiliated Company and any and all of their past, present and future respective directors, officers, employees, agents and shareholders (collectively, the “Releasees”), in any way relating to my employment with the Company or the termination of my employment, including any claims under my employment agreement dated August 16, 2021, the Employment Standards Act, 2000 (Ontario), the Human Rights Code (Ontario) and the Occupational Health and Safety Act (Ontario), common law, equity or otherwise, any claims for reinstatement, salary, wages, bonus, commissions, stock options, termination pay, severance pay, overtime pay, vacation pay, holiday pay or compensation in lieu of notice, any claims which may arise under any benefit plans or pension plan in which I participated during my employment, and any claims I may have in any way relating to improper workplace behaviour, including workplace violence, workplace harassment (including sexual harassment) and discrimination.

I further agree that I am aware of my rights under the Human Rights Code (Ontario) and confirm that I am not asserting such rights or advancing a human rights complaint.

I further agree that the terms and conditions of the Letter and this Acceptance and Release shall constitute a settlement under, among other things, section 112(1) of the Employment Standards Act, 2000 (Ontario).

I further agree to indemnify and save the Releasees harmless from any and all claims or demands under the Income Tax Act (Canada), the Income Tax Act (Ontario), the Canada Pension Plan, the Employment Insurance Act (Canada), the COVID-19 Emergency Response Act (Canada), and the Canada Emergency Response Benefit Act (Canada), including any regulations made thereunder, and any other statute or regulations, or for in respect of any overpayment of wages or salary by the Company while I am receiving payments under the Employment Insurance Act or the Canada Emergency Response Benefit Act, or any failure on the part of the Company to withhold income tax, Canada Pension Plan contributions, employment insurance premiums or benefit overpayments or any other tax, premium, payment or levy from all or any part of the said consideration.

EMPLOYEE INITIALS ______

I acknowledge and agree that I have not been either directly or indirectly involved in, witnessed or asked or directed to participate in any conduct that could give rise to an allegation that any of the Company, its directors, officers, employees or agents has violated any laws applicable to its businesses or that could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law. I acknowledge and represent that I have been given the opportunity to report such conduct to the Company and to third parties and that I have not made any such report to the Company or to any third parties. I will not cooperate with, encourage or assist any other person or entity in pursuing claims or litigation against the Releasees. The foregoing is agreed, however, not to limit my obligation to testify honestly and accurately in any legal proceeding if compelled to do so by a court order, summons or subpoena.

I further agree not to disclose the terms of the Letter and this Acceptance and Release, except to my legal counsel, my financial advisors, my immediate family, as required by law or as permitted under applicable regulatory whistleblowing legislation. I further agree not to comment in any adverse fashion on the Releasees, unless permitted to do so in accordance with applicable regulatory whistleblowing legislation.

I further agree that this Acceptance and Release shall be governed by the laws of Ontario and shall be determined by any court of competent jurisdiction to be invalid or unenforceable, the remainder of this Acceptance and Release shall not be affected by such invalidity.

Date:	August 17th 2021
/s/ Segun Odunuga
Witness:	/s/ Sade Odunuga	Segun Odunuga

EMPLOYEE INITIALS ______